UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 1, 2011

CORECARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24807	22-2840367
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

111 N. 49TH ST., Philadelphia, PA	19139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 471-2358

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 :                      Other Events

It is with deep regret that the Company announces the death of its longtime Director, Charles A. Burton (“Chief”) on May 1, 2011.  Mr. Burton joined the Board of Directors of CoreCare Systems, Inc. in 1995 as a representative of Philadelphia Ventures, Inc.  Philadelphia Ventures, Inc. holds over 1,000,000 shares of the Company’s common stock which it received in 1995 when CoreCare Systems, Inc acquired Westmeade Healthcare, Inc. as a wholly owned subsidiary.

Westmeade Healthcare, Inc. operated an adolescent residential treatment program until June 2010 when the Company closed the program due to poor census and market demand.

 In addition to serving on the CoreCare Board, Mr. Burton has served on other Boards such as Anadigics, Inc., Microsource, Inc., Sherpa Corporation, and Visual Edge Technologies.  He has served as President and Managing Director of Philadelphia Ventures, Inc. since 1984.  Mr. Burton has held many senior leadership positions, including Vice President of CIGNA Corporation, President of Venture Capital Corporation, and chairman of the Board and Founder of Devon Systems Group, Inc., which eventually sold to Citicorp Venture Capital.

Mr. Burton’s Professional and Civic Activities have included that of Former President and Trustee of the Delaware Valley Venture Group, Director of the Philadelphia Chamber of Commerce and Trustee for Gettysburg College.

Mr. Burton earned his BA from Gettysburg College in 1967 and an MBA from Wharton Graduate School, University of Pennsylvania.  Mr. Burton also served his country as a Line Officer in the United States Navy from 1967 to 1972.

The Board of Directors of CoreCare Systems, Inc does intend to fill this Board vacancy as soon as possible.  The Company will report on the selection of a replacement Director as soon as the recruitment process has been completed.

The Corporate Office of CoreCare Systems, Inc is located at the Kirkbride Center Campus, 111 North 49th Street, Philadelphia, Pa.  19139.  The Corporate Office can be reached at 215-471-2358.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.                      Press Release dated May 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORECARE SYSTEMS, INC.

	By:	___________________________
Rose S. DiOttavio,
Date: May 1, 2011		President & CEO